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                                                                      EXHIBIT 11

                     RITCHIE BROS. AUCTIONEERS INCORPORATED

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
    (U.S. DOLLARS IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

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
                                                                                       EIGHT MONTHS
                                                                                           ENDED
                                                                       YEAR ENDED      ------------
                                                                     --------------    DECEMBER 31,
                                                                     APRIL 30, 1997       1997
                                                                     --------------    ------------
Pro Forma Net Income...............................................    $     15,110     $     1,592
Weighted Average Number of Shares of Common Stock Outstanding......      13,213,666      13,213,666
  -- diluted(1)....................................................      13,409,999      16,061,799
Per share data:
  Net Income (Loss) per share......................................    $       1.14     $      0.12
  -- diluted.......................................................    $       1.13            0.10
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(1)  Giving effect to the exercise of stock options that will be outstanding upon consummation of the Offering. In addition, for the eight months ended
     December 31, 1997, it gives effect to the issuance of 2,615,800 Common
     Shares, being that number of shares the aggregate value of which, when valued at $15.00 per share (the mid-point of the range of estimated initial public offering prices set forth on the cover page of the Prospectus), would equal the excess of $42.2 million of drawings and dividends over net income for the period. Per share information is presented as if the Common
     Shares issued or issuable were issued at the beginning of the periods presented.